UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  August 1, 2011

MACROSOLVE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	333-150332	73-1518725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 South Boulder Ave. Suite 700, Tulsa, Oklahoma 74119
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 280-8693

Copy of correspondence to:

Gregory Sichenzia, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Steve Signoff

Effective August 1, 2011, MacroSolve, Inc. (the “Company”) appointed Steve Signoff as the Company’s Chief Executive Officer.  Since October 2010, Mr. Signoff has been the Chief Executive Officer of Mobile USA, a New York-based mobile roaming company.  Between December 2007 and October 2010, Mr. Signoff was the Chief Sales and Marketing Officer for One Communications, a Boston-based leading competitive local exchange carrier that was acquired by EarthLink, Inc. in 2010.  Between June 2007 and February 2009, Mr. Signoff was the Chairman and Chief Executive Officer of IDPSi, a New York-based provider of two way caller identification protection service.  Between 1989 and September 2006, Mr. Signoff worked for Sprint Corporation, including as VP Strategic Marketing, Business Development, Alliances & Strategy (2002-2006), President – Spring Enterprise Mobility, Inc. (September 2005-May 2006), VP/General Manager of Sprint Europe (2001-2002), President (acting) of Sprint International (2000-2001), VP International Marketing & Channel Management (1999-2000), VP/General Manager of Puerto Rico and Hawaii (1999) and VP Strategic Business Development and Strategy (1998-1999).  Mr. Signoff holds a Bachelor of Arts Degree in Business from Avila University.

Effective August 1, 2011, the Company entered into an employment agreement (the “Agreement”) with Mr. Signoff to serve as Chief Executive Officer.  The Agreement can be terminated at any time by either party upon 60 days prior written notice.  The base salary under the Agreement is initially $330,000, which shall be paid in cash, shares of the Company’s common stock (“Common Stock”) and notes payable.  Mr. Signoff will receive an initial salary of at least $50,000 per annum in cash (“Cash Salary”), notes payable (the “Notes”) in an amount equal to the difference between $180,000 per annum (the “Target”) and the Cash Salary, and shares of Common Stock equal to the difference between the annual salary and the Target.  The notes will accrue interest at a rate of 4% per annum and payment of outstanding Notes will be done quarterly as funds become available, as determined by the Executive Committee of the Board of Directors (the “Executive Committee”).  The Company will pay $2,000 a month for one year for the rental of a condominium in Tulsa, Oklahoma, which amount will be counted as part of the Cash Salary.  The Company shall increase the amount of the Cash Salary as cash is available, as determined by the Executive Committee, until $330,000 per annum is paid.  After the calendar quarter when Mr. Signoff is paid at a rate of $330,000 per annum in cash, the annual salary will increase to $350,000 per annum, payable in cash.

Mr. Signoff received 100,000 shares of Common Stock as a signing bonus.  As well, Mr. Signoff is entitled to receive options to purchase 1,500,000 shares of the Company’s Common Stock, exercisable at $0.50 per share, which shall vest as follows:

(a)	Three hundred thousand (300,000) shares upon the Company’s common stock trading at or above $1.00 per share for five consecutive trading days;

(b)	Three hundred thousand (300,000) shares upon the Company’s common stock trading at or above $2.00 per share for five consecutive trading days;

(c)	Three hundred thousand (300,000) shares upon the Company’s common stock trading at or above $3.00 per share for five consecutive trading days;

(d)	Three hundred thousand (300,000) shares upon the Company’s common stock trading at or above $4.00 per share for five consecutive trading days; and

(e)	Three hundred thousand (300,000) shares upon the Company’s common stock trading at or above $5.00 per share for five consecutive trading days.

In addition, Mr. Signoff is entitled to participate in any and all benefit plans, from time to time, in effect for the Company’s employees, along with vacation, sick and holiday pay in accordance with its policies established and in effect from time to time.

A copy of the press release that discusses this matter is filed as Exhibit 99.01 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

Resignation of Clint Parr

Effective August 1, 2011 and in conjunction with the appointment of Mr. Signoff, Clint Parr resigned as our Chief Executive Officer.  Mr. Parr remains as our President and a member of the Board of Directors.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Employment Agreement, effective August 1, 2011, by and between MacroSolve, Inc. and Steve Signoff.

99.01	Press Release of MacroSolve, Inc., dated August 3, 2011.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MACROSOLVE, INC.

Date: August 3, 2011	By:	/s/ KENDALL CARPENTER
Kendall Carpenter
Chief Financial Officer

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